FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-262701-07

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) <[REDACTED]>
Sent: Thursday, September 19, 2024 4:32 PM
Subject: BMARK 2024-V10 -- Final Pricing Details (Public)

BMARK 2024-V10 -- Final Pricing Details (Public)

Co-Lead Managers & Joint Bookrunners:	Citigroup, Deutsche Bank Securities, Goldman Sachs & Co. LLC

Co-Managers:	Drexel Hamilton, Bancroft Capital, LLC

	Expected Ratings
Class	Moody's / Fitch / KBRA	Size($mm)	C/E	WAL	Spread	Yield	Coupon	Price
A-1	Aaa(sf)/AAAsf/AAA(sf)	0.230	30.000%	2.56	*PREPLACED*
A-2	Aaa(sf)/AAAsf/AAA(sf)	160.000*	30.000%	4.86*	J+108	4.5718	4.8013	100.99959
A-3	Aaa(sf)/AAAsf/AAA(sf)	356.349*	30.000%	4.92*	J+110	4.5923	5.2774	102.99982
A-S	NR/AAAsf/AAA(sf)	71.952	20.250%	4.96	J+155	5.0426	5.7253	102.99921
B	NR/AA-sf/AA(sf)	41.510	14.625%	4.96	J+180	5.2926	5.9767	102.99951
C	NR/A-sf/A-(sf)	28.597	10.750%	4.96	J+220	5.6926	5.6774	99.99993

Collateral Summary
Initial Pool Balance	$737,970,000
Number of Mortgage Loans	32
Number of Mortgaged Properties	62
Average Cut-off Date Balance	$23,061,563
Weighted Average Mortgage Rate	6.52577%
Weighted Average Remaining Term to Maturity/ARD (months)	60
Weighted Average Remaining Amortization Term (months)	360
Weighted Average Cut-off Date LTV Ratio	55.8%
Weighted Average Maturity Date/ARD LTV Ratio	55.8%
Weighted Average UW NCF DSCR	1.71x
Weighted Average Debt Yield on Underwritten NOI	11.7%

Property Type:	28.1% Mixed Use, 26.3% Multifamily, 20.5% Office, 10.3% Retail, 7.8% Self Storage, 4.0% Hospitality

Top States:	27.4% California, 26.5% New York, 9.3% Hawaii, 5.9% Pennsylvania, 5.7% Massachusetts

Risk Retention:	Horizontal

Master Servicer:	Midland Loan Services

Special Servicer:	Rialto Capital Advisors, LLC

Operating Advisor:	Pentalpha Surveillance LLC

Trustee:	Wilmington Savings Fund Society, FSB

Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Settlement:	9/30/2024

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-262701) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, or Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Bancroft Capital, LLC or Drexel Hamilton, LLC, or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

The information in this file (the “File”) includes an electronic copy of the information set forth in the Annex to the prospectus titled “Certain Characteristics of the Mortgage Loans and Mortgaged Properties” to the prospectus. This File does not contain all information that is required to be included in the prospectus. This File should be reviewed only in conjunction with the entire prospectus. Prospective investors are advised to read carefully, and should rely on, the prospectus relating to the certificates referred to herein in making their investment decision. Methodologies used in deriving certain information contained in this File are more fully described elsewhere in the prospectus. The information in this File should not be viewed as projections, forecasts, predictions, or opinions with respect to value.

The information in this File is preliminary and may be amended and/or supplemented prior to the time of sale. The information in this File supersedes any contrary information contained in any prior File relating to the certificates and will be superseded by any contrary information contained in any subsequent File prior to the time of sale.

The securities related to this File are being offered when, as and if issued. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted. Such securities do not represent an interest in or obligation of the depositor, the sponsors, the originators, the master servicer, the special servicers, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the controlling class representative, any risk retention consultation parties, the companion loan holders (or their representatives), the underwriters or any of their respective affiliates. Neither such securities nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or private insurer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.